UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Global Education & Technology Group Limited

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9F Tower D, Beijing New Logo

A18 Zhongguancun South Street, Haidian District

Beijing 100081

People’s Republic of China

(86-10) 6212-5800

(Address and telephone number of Registrant’s principal executive offices)

Sunnykey International Holdings Limited 2008 Share Incentive Plan

Global Education & Technology Group Limited 2010 Performance Incentive Plan

(Full titles of the plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

With Copies to:

Charlie E. Engros, Jr.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-172489) (the “Registration Statement”) of Global Education & Technology Group Limited (the “Company”) which was filed with the Securities and Exchange Commission and became effective on February 28, 2011.

The Registration Statement registered (i) 6,358,820 Ordinary Shares, par value US$0.0001 per share, of the Company issued pursuant to the Sunnykey International Holdings Limited 2008 Share Incentive Plan (the “2008 Plan”) and (ii) 2,746,643 Ordinary Shares, par value US$0.0001 per share, of the Company issued pursuant to the Company’s 2010 Performance Incentive Plan (the “2010 Plan” and, together with the 2008 Plan, the “Plans”). The 9,105,463 Ordinary Shares, par value US$0.0001 per share, of the Company registered pursuant to the Registration Statement are hereinafter referred to as the “Ordinary Shares”.

On December 20, 2011, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 19, 2011, by and among the Company, Pearson plc (“Pearson”), a public limited liability company organized under the laws of England and Wales and Genius Merger Sub, a wholly-owned subsidiary of Pearson (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving company and a wholly-owned subsidiary of Pearson.

In connection with the Merger, the Company has terminated the Plans and no additional Ordinary Shares will be issued thereunder. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Ordinary Shares which remain unsold at the termination of the offering under the Plans, the Company hereby removes from registration all Ordinary Shares registered under the Registration Statement that remained unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on this 21st day of December, 2011.

Global Education & Technology Group Limited

By:	/s/ Han Wong
Name:	Han Wong
Title:	Director